NETU046 RF-JK 17:12 Michael C. Thurk Named to ANSYS, Inc. Board of Directors
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TO BUSINESS EDITOR:

Michael C. Thurk Named to ANSYS, Inc. Board of Directors

SOUTHPOINTE, Pa., May 22 /PRNewswire-FirstCall/ -- ANSYS, Inc.

(Nasdaq: ANSS), a global innovator of simulation software and technologies designed to optimize product development processes, today announced that its board of directors has elected Michael C. Thurk, Chief Operating Officer of Avaya Inc., to the ANSYS board. He also has been appointed to the Audit Committee.

Thurk brings to ANSYS a diversity of 32 years of leadership experience in the technology industry. Prior to his current role, Thurk served as President, Global Communications Solutions and as a Group Vice President, Systems at Avaya, a leader in corporate communications networking solutions and services. His experience also includes management positions at Ericsson and several U.S. data communications companies. At Ericsson, he was Executive Vice President, Division Data Backbone and Optical Networks and President, Ericsson Datacom, Inc. Before Ericsson, Thurk was President of Xyplex Networks and a vice president with General DataComm. Prior to that, he worked for Digital Equipment Corporation, in various senior roles and as a vice president responsible for enterprise network related businesses. Thurk has a B.S. in computer science from Purdue University, an M.B.A. from Babson College, and completed the Advanced Management Program at INSEAD in France.

"We are delighted to welcome Mike to the board," said Peter Smith, Chairman of ANSYS, Inc. "Mike's impressive combination of strategic, operational and general management experience in the technology sector make him a most valuable addition to the ANSYS board of directors."

About ANSYS, Inc.

ANSYS, Inc., founded in 1970, develops and globally markets engineering simulation software and technologies widely used by engineers and designers across a broad spectrum of industries. The Company focuses on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing and validation. The Company and its global network of channel partners provide sales, support and training for customers. Headquartered in Canonsburg, Pennsylvania, U.S.A., with more than 40 strategic sales locations throughout the world, ANSYS, Inc. and its subsidiaries employ approximately 1,400 people and distribute ANSYS products through a network of channel partners in over 40 countries. Visit www.ansys.com for more information.

ANSYS, ANSYS Workbench, AUTODYN, CFX, FLUENT and any and all ANSYS, Inc. brand, product, service and feature names, logos and slogans are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries in the United States or other countries. All other brand, product, service and feature names or trademarks are the property of their respective owners.

SOURCE ANSYS, Inc.
-0- 05/22/2007
/CONTACT: Investors, Lisa O'Connor, +1-724-514-1782, lisa.oconnor@ansys.com, or Media, Kelly Wall, +1-724-514-3076, kelly.wall@ansys.com, both of ANSYS, Inc. /
/Web site: http://www.ansys.com /
(ANSS)

CO: ANSYS, Inc.
ST: Pennsylvania
IN: STW CPR
SU: PER